EXHIBIT 10.2

BUSINESS DEVELOPMENT CONSULTING AGREEMENT

THIS BUSINESS DEVELOPMENT CONSULTING AGREEMENT (“Agreement”) is made and entered into as of this 21st day of March, 2014 by and between:

PATRIOT BERRY FARMS, INC., a Nevada corporation with offices located at 7380 Sand Lake Road, Suite 500, Orlando, FL 32819(“Company”);

-and-

ALEXANDER HOUSTOUN-BOSWALL., an individual located at 7380 Sand Lake Road, Suite 500, Orlando, Florida 32819(“Consultant”).

RECITALS:

WHEREAS, Consultant was previously the sole officer and director and majority shareholder of the Company; and

WHEREAS, pursuant to a Stock Purchase Agreement (the “SPA”), dated March __, 2014, by and among the Company, the Consultant, and Daniel Cattlin, the Consultant resigned as officer and director of the Company and Mr. Cattlin was appointed as the sole officer and director of the Company; and

WHEREAS, Company desires to retain the services of Consultant to assist in the business development of the Company;

WHEREAS, Company desires to secure the business development consulting services of Consultant upon the terms and conditions hereinafter set forth; and

WHEREAS, Consultant desires to provide suchbusiness development consulting services upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises contained herein, the parties, each intending to be legally bound hereby, agree as follows:

1. Consulting Services.

1.1 Beginning March 21st, 2014, Consultant shall provide business development consulting services to the Company as described in Paragraph 4, below.

1.2 Company shall pay Consultant consulting fees and other costs and expenses as described in Paragraph 2, below.

2. Consulting Fees, Reimbursements and Other Benefits.

2.1 Company shall pay Consultant consulting fees of Three Thousand ($3,000.00) per month for each month of the Term, as defined in Section 3.1.

2.2 For any extraordinary consulting services provided by Consultant after execution of this Agreement beyond the services described in Section 4.1, below, Company shall compensate Consultant at rates to be negotiated between them in each instance.

2.3 The Company shall reimburse Consultant for reasonable travel, legal and other expenses Consultant incurs in connection with and arising from this Agreement and the performance of the Duties and Responsibilities. To obtain reimbursement, Consultant shall submit to the President of the Company, or his or her designee, an invoice describing services rendered and expenses incurred under this Agreement. All expenses over $500.00 must be approved in writing by the Company prior to incurring such expenses. The Company shall pay to Consultant invoiced amounts within fifteen (15) days after the date of invoice. Company will accommodate Consultant’s request to arrange, at Company’s expense, for all of Consultant’s travel and accommodations in connection with such meetings if they occur outside the New Jersey.

2.4 The Company may from time to time exercise its discretion to grant Consultant an additional consultation fee or bonus upon such terms and conditions that the Company shall deem to be in its business interest. The Company shall not be obligated to pay Consultant any additional consultation fee or bonus, regardless of whether an additional consultation fee or bonus was paid to the Consultant in any past or succeeding year or additional compensation or bonus was paid to other consultants in any year. The Company’s determination with respect to the payment and amount of any additional consultation fee or bonus for any fiscal year shall be final and conclusive.

3. Term; Renewals.

3.1 The initial term of this Agreement shall commence as of the closing date of the sale of the Business to Company pursuant to the SPA (the "Effective Date") and shall continue for a period of thirty (30) days (the “Term”), unless this Agreement is sooner terminated by either the Consultant or Company in accordance with the terms of this Agreement.

3.2 The term of this Agreement may be extended for such periods (the “Renewal Term(s)”) as the parties may mutually agree on or before the scheduled expiration of the Term. To be effective, any such agreement to extend the term of the Agreement for a renewal term must be by mutual consent in writing prior to the scheduled expiration of the Term, signed by Consultant and Company. If no such agreement is reached, this Agreement shall expire as of the end of the Term.

4. Duties and Responsibilities.

4.1 During the Term hereof, the Consultant shall be retained to assist Company in the transition of taking over the assets and business of Consultant and to familiarize the employees of Company with the operations of Consultants business and with its customers and vendors, The Consultant will hold no regulatory responsibilities within the Company.

For the avoidance of doubt, all duties and responsibilities of the Consultant shall apply only if requested by the Company’s President, or such other officer as designated by the Company.

4.3 Consultant will, to the best of his ability, provide information, submit reports as requested by the Company, and will abide by and comply with all policies and operating regulations of the Company as issued from time to time. The Company will provide Consultant with such information as the Company believes is reasonably necessary to enable Consultant to carry out his duties hereunder.

4.4 Consultant agrees to adhere to all of the Company’s policies relating to the performance of his duties.

4.5 Consultant will not make any representations, warranties or commitments binding the Company not previously authorized by the Company.

4.6 Consultant will maintain such records as the Company may require and will deliver such records to the Company whenever requested to do so. Consultant’s obligation to deliver same to the Company shall survive termination of this Agreement.

5. Representations and Warranties by the Consultant. The Consultant hereby represents and warrants to Company that the execution and delivery by the Consultant of this Agreement does not, and the performance by the Consultant of the Consultant’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Consultant, or (b) conflict with, result in a breach of the provisions of or the termination of, or constitute a default under, any agreement to which the Consultant is a party or by which the Consultant is or may be bound.

6. Limited Right to Terminate

6.1 This Agreement shall automatically terminate upon the expiration of the Term or any applicable additional term, unless it has been terminated prior to such date in accordance with Section 6.2 below.

6.2 The Company may voluntarily terminate this Agreement during the Term by providing the Consultant with a minimum thirty (30) day’s advance written notice

The Company’s early termination of this Agreement in accordance with the above shall not affect its obligation to pay the Consultant the Consulting Fee earned prior to receipt by Consultant of written notice of termination under this Section 6.2. However, the Consultant shall not be entitled to any further payments of the Consultant Fee after receipt of written termination of this Agreement in accordance with this Section 6.2

6.3 The Consultant may terminate this Contract, by written notice of termination submitted to the Company at least forty-five (45) days prior to a specified termination date and, upon conclusion of such notice period, the Company shall not have any further liability or obligation to Consultant, his executors, administrators, heirs, assigns or any other person claiming under or through him, except for unpaid compensation set forth in Section 2.1 of this Agreement through such termination date. Following receipt of such written termination, the Company may in its sole discretion, terminate Consultant’s retention at any time during that period, and compensate Consultant for the remainder of that forty-five (45) day period upon the same terms and conditions stated herein.

7. Death or Disability During Contract. If the Consultant shall die during the Term of this Agreement or become disabled so that the Consultant is unable to carry out its duties hereunder for a continuous period of forty-five (45) days, this Agreement shall immediately terminate and the Company will pay to Consultant any amount previously earned prior to termination.

8. Assignment. Consultant acknowledges that hisservices are unique and personal. Accordingly, Consultant may not assign his rights or delegate his duties or obligations under this Agreement. The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns.

9. Non-Exclusive Consultancy.Consultant's engagement by the Company under this Agreement is a non-exclusive consultancy. During the Term, Consultant shall have the right, without prior notice to the Company, be engaged by other Companies, as long as there is no conflict of interest and said other Companies do not compete with Company.

10. Indemnification. Notwithstanding any other provision of this Agreement, Company shall indemnify, defend and hold harmless Consultant, its shareholders, directors, officers, agents, and employees (the “Indemnitees”), against any claim, liability, cost, damage, deficiency, penalty, actions, judgment, suit, costs, disbursement, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees) incurred by, asserted against or imposed upon the Indemnitees, or any one of them, which in any way arise out of or related to this Agreement (including, but not limited to, actions in the form of tort, warranty, or strict liability).

11. Confidentiality. During the term and for a period of one (1) year following the termination of this Agreement, the parties hereto shall keep the Confidential Information strictly confidential. The term “Confidential Information” shall mean (1) this Agreement and (2) all proprietary information, data, trade secrets, business information and other information of any kind whatsoever that a party (“Discloser”) discloses to the other party (“Recipient”) or to which Recipient obtains access in connection with the performance of this Agreement, including, without limitation, the names of Companys, vendors, potential investors, strategic business partners or mergers and acquisition counterparties, and the terms of the transaction(s) between the Company and any of the above-referenced parties. Notwithstanding the foregoing, the Confidential Information shall not include: (i) any information that is or becomes known to the public other than by breach of this Section 12; (ii) information that a party rightfully had in its possession prior to when disclosed to it by any other party; (iii) information that a party independently develops; (iv) information rightfully received by a party from a third-party who is under no duty of confidentiality.

12. Notices. Any notice required or permitted under this Agreement shall be in writing and sent by United States first class mail, by certified mail, return receipt requested, by recognized, overnight courier service, by facsimile or by hand delivery to the parties at their respective addresses set forth below or at such other address as the parties may designate by notice from time to time:

If to Consultant, at:

Alexander Houstoun-Boswall
7380 Sand Lake Road, Suite 500
Orlando, Florida 32819

If to Company, at:

Patriot Berry Farms, Inc.
7380 Sand Lake Road, Suite 500
Orlando, FL 32819

With a copy to:

Szaferman Lakind Blumstein & Blader, PC
101 Grovers Mill Road, Second Floor
Lawrenceville, NJ 08648
Attn: Gregg E. Jaclin, Esq

13. Entire Agreement. This Agreement supersedes any and all prior Agreements or arrangements between the parties with respect to the retention of the Consultant by Company and sets forth the entire Agreement between the parties with respect to the subject matter hereof, and it may be amended only by a written document signed by both parties to this Agreement.

14. Attorney’s Fees. If any party hereto finds it necessary to employ legal counsel to bring an action at law or arbitration or other proceedings against another party to enforce any of the terms, covenants, or conditions hereof, the party found to be at fault shall be responsible for the prevailing party’s attorney’s fees and costs of the proceeding.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Company:

PATRIOT BERRY FARMS, INC.

By:	/s/ Daniel Cattlin
Name:	Daniel Cattlin
Title:	President, Chief Executive Officer, Treasurer

Consultant:

By:	/s/ Alexander Houstoun-Boswall
Name:	Alexander Houstoun-Boswall, Individually